Exhibit 16.1

KPMG LLP
345 Park Avenue
New York, NY 10154-0102

April 22, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Flat Rock Capital Corp. (the “Company”) and, under the date of March 13, 2019, we reported on the consolidated financial statements of the Company as of December 31, 2018 and 2017 and for the year ended December 31, 2018 and for the period from May 3, 2017 (commencement of operations) through December 31, 2017. On April 17, 2019, we were dismissed. We have read the Company’s statements included under Item 4.01(a) of its Form 8-K dated April 17, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was recommended by the Audit Committee of the Board of Directors.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with
KPMG International Cooperative (“KPMG International”), a Swiss entity.